Exhibit 10.10

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (“Agreement”), effective as of June 27, 2002, is made as of March 15, 2004, by and among ESCHELON TELECOM, Inc., a Delaware corporation (the “Company”), with principal offices at 730 Second Avenue South Suite 1200, Minneapolis, MN 55402, and the primary investors in the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) identified on Schedule A attached hereto, (collectively, the “Investors”; the Company and the Investors may hereinafter be referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Company issued to the Investors as of December 31, 2002, $35,802,209 of Preferred Stock (the “Investment”), constituting (on an as-converted basis with other common stock holdings) approximately 83% of the fully diluted common stock of the Company (excluding dilution for stock issuances to management);

WHEREAS, in connection with the Investment in the Company, the Investors agreed to provide certain continuing business, financial and management advisory and consulting services to the Company (the “Services”);

WHEREAS, in consideration of the Services, the Company shall provide certain reimbursements and pay certain fees to the Investors;

WHEREAS, the Parties wish to memorialize their agreement regarding the provision of Services and the consideration therefor as specified in this Agreement.

NOW THEREFORE, in consideration of the promises and the following terms and conditions, the Parties hereby agree as follows:

1.               Engagement.  The Company hereby engages the Investors as business, financial and management advisors, and the Investors hereby agrees to provide the Services to the Company, as set forth herein.

2.               Services of Investors.  Investors hereby agree during the term of this engagement to provide the Services to the Company’s Board of Directors and management of the Company in such manner and on such matters as the Company and Investors shall reasonably determine.

3.               Compensation. In consideration for the Services provided by the Investors, the Company agrees to pay annual fees and to reimburse reasonable, documented out-of-pocket expenses up to the maximum amounts set forth for each Investor on Schedule B.  All such fees will be invoiced on a quarterly basis by the Investors and paid by the Company once the applicable quarter commences. All such expenses shall be invoiced by the Investors on a quarterly basis, in arrears. The Company shall pay the expenses due pursuant to invoices received within fifteen (15) days after an invoice is received by the Company.

4.               Term and Termination.  This Agreement shall continue so long as each Investor owns the Preferred Stock; provided, however, that any Investor may terminate this Agreement for any reason upon not less than seven (7) days’ advance written or e-mailed notice of such termination to the Company.  In the event of such termination, the Company’s obligation or liability to such Investor shall be for the timely payment for Services rendered and expenses incurred, subject to the maximum amount indicated on Schedule B, up to the date of termination.  The Company may not terminate this agreement without the consent of the Investors.   Notwithstanding the foregoing, this  Agreement will terminate upon the successful completion of an initial public offering of the Company’s equity securities.

5.               Independent Contractor. The Investors shall render all Services as an independent contractors and shall not have any authority to obligate the Company in any manner.  When performing the Services, the Investors shall retain sole control over the manner and means of such performance, subject only the right of the Company to perform general supervision in order to ensure the conformity of the Services to the terms of this Agreement.

6.               Non-Exclusivity.  Consistent with the Parties’ intent that the relationship created by this Agreement be that of service recipient and independent contractor, Investors shall have the right to perform services for others during the duration of this agreement., provided that such performance is not rendered for a competitor.  For the purposes of this provision, a “competitor” is defined as any company, partnership, business organization or the like that engages in a business that is substantially the same or similar to that of, or offered by, the Company and competes directly or indirectly with the Company.  In addition, the Company shall have the right, in its sole discretion and without any consent of or notice to Investors, subject to existing contractual limitations, to enter into relationships with other advisors providing services similar to those being provided hereunder by Investors, on such terms and conditions as the Company may in its sole discretion negotiate with such other advisors.

7.               Liability and Indemnification.  The Company shall defend, indemnify and hold the Investors, their directors, officers, employees and members (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”), harmless from and against any and all expenses, liability and loss actually incurred, accrued or suffered by any Indemnified Party (including attorneys’ fees) incurred solely as a result of its performance of Services under this Agreement; provided, however, the indemnity shall not extend to any Indemnified Party’s Losses relating to its ownership interest or investment in the Company.

8.               No Assignment.  This Agreement shall not be assigned in whole or in part by any Party without the express written consent of all of the other Parties; it being understood that any Investor may assign its rights hereunder to any affiliate with the requisite expertise to render the Services without the written consent of the Company.

9.               Legal Right.  Each Investor covenants and warrants that it has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law.

10.         Supercede Prior Agreements.  This Agreement supercedes any and all other agreements with respect to Services to be provided by Investors to the Company, whether written or oral, and to the extent any such other agreements exist, Investors acknowledge that from and after the execution of this Agreement, all such other agreements shall be rendered null and void and no further amounts shall be owing to the Investors or claimed by Investors with respect to any such other agreements.

11.         Notices. Notices under this Agreement shall be deemed effective upon receipt, if delivered by messenger, facsimile, email or overnight courier, and if by regular US mail, on the third day following deposit in the US mail, postage prepaid.  All notices to the Company shall be sent to the address set forth above, or by email to psakkerman@eschelon.com or by fax to (612)-376-4411, attn. Pam Akkerman.  All notices to the Investors shall be sent to the Investors at the addresses set forth on Schedule A.  Any Party may change its address for notices or its fax number by providing notice as set forth herein.

12.         Amendment and Non-Waiver.  No amendment or modification of this Agreement shall be valid unless in writing and signed by the Parties.  No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the Party against whom it is sought to be enforced.  Any waiver of any breach of this Agreement shall not be considered to be a continuing waiver or consent to any subsequent breach on the part of either Party.

13.         Severability.  All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

14.         Laws.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota.

15.         Entire Agreement.  The Parties agree that this Agreement contains the final and entire agreement between the Parties with respect to the matters contained herein and that neither they nor their agents shall be bound by any terms, conditions, statements, warranties or representations, written or oral, not contained herein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:	INVESTORS:

ESCHELON TELECOM, INC.	Bain Capital Investors, LLC

/s/ Richard A. Smith	By:	/s/ Ian Loring
Name: Richard A.Smith	Name: Ian Loring
Title: President & CEO	Title: Managing Director

Wind Point Advisor, L.L.C.

	By:	/s/ James TenBroek
Name: James TenBroek
Title: Managing Director

Stolberg, Meehan & Scano, L.L.C.

	By:	/s/ Peter VanGenderen
Name: Peter VanGenderen
Title: Authorized Representative

SCHEDULE A

Bain Capital Investors, LLC
111 Huntington Avenue
Boston, MA 02199

Telephone Number:	(617 516-2000)
Fax Number:	(617 516-2200)
Attn:	Mark Nunnelly

Wind Point Advisor, L.L.C.
One Towne Square, Suite 780
Southfield, MI 48076

Telephone Number:	(248 945-7200)
Fax Number:	(248 945-7220)
Attn:	James TenBroek

Stolberg, Meehan & Scano, L.L.C.
370 17th Street, Suite 3650
Denver, CO 80202

Telephone Number:	(303 592-4900)
Fax Number:	(303 592-4912)
Attn:	Peter VanGenderen

SCHEDULE B

Investor	Maximum Annual Fees and Expenses During PIK Period*	Maximum Annual Fees and Expenses After PIK Period*
Bain Capital Investors, LLC	$33,333.33	$50,000
Wind Point Advisor, L.L.C.	$33,333.33	$50,000
Stolberg, Meehan & Scano, L.L.C.	$33,333.33	$50,000
Total Maximum Annual Fees and Expenses:	$100,000	$150,000

*PIK Period is defined as the period up through and including June 30, 2005 or the first full quarter beginning after the complete payment of the Senior Secured Loan Obligations, whichever comes first.